Exhibit 10.1
FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this "Amendment") is made and entered into as of April 10, 2025, by and between 180 GRAND, LLC, a Delaware limited liability company ("Landlord"), and MARQETA, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.Landlord (as successor-in-interest to Oakland Grand Owner LLC, prior thereto 180 Grand Owner LLC, and prior thereto, MACH II 180 LLC) and Tenant are parties to that certain Office Building Lease dated as of March 1, 2016 (the "Original Lease"), as amended by that certain First Amendment to Office Building Lease dated as of November 8, 2017 (the "First Amendment"), as amended by that certain Second Amendment to Office Building Lease dated as of March 14, 2019 (the "Second Amendment"), as amended by that certain First Amendment to Office Building Lease dated as of November 7, 2019 (the "Third Amendment"), whereby Landlord leases to Tenant certain premises (collectively, the "Existing Premises") consisting of
(i) approximately 18,744 rentable square feet of space (the "4th Floor Premises") consisting of the entire fourth (4th) floor,
(ii)approximately 18,774 rentable square feet of space (the "5th Floor Premises") consisting of the entire fifth (5th) floor,
(iii)approximately 18,967 rentable square feet of space (the "6th Floor Premises") consisting of the entire sixth (6th) floor, and
(iv)approximately 6,799 rentable square feet of space (the "7th Floor Premises") designated as Suites 700 and 725 and located on the seventh (7th) floor of that certain building located at 180 Grand Avenue, Oakland, California (the "Building"), as more particularly described in the Lease. Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease, unless expressly provided otherwise in this Amendment. The Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the "Lease."

B.The Term of the Lease is scheduled to expire on February 28, 2026 (the "Give-Back Term Expiration
Date").

C.Landlord and Tenant desire to amend the Lease to (i) reduce the Existing Premises, (ii) extend the Term of the Lease, and (iii) otherwise amend the Lease on the terms and conditions contained herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.Give-Back Space. As used herein, the "Give-Back Space" shall mean, collectively, the 4th Floor Premises and the 7th Floor Premises, as depicted on Exhibit A attached hereto.

1.1Surrender of the Give-Back Space. Landlord and Tenant hereby acknowledge and agree that, on the Give-Back Term Expiration Date, Tenant shall quit and surrender and deliver exclusive possession to Landlord of the Give-Back Space in accordance with the terms of the Lease, as amended hereby. Notwithstanding the foregoing or anything contained in the Lease to the contrary, Landlord and Tenant hereby agree that on or prior to the Give-Back Term Expiration Date (or any earlier termination of Tenant's occupancy of the Give-Back Space) Tenant shall be required to remove and decommission the access equipment related to the Give-Back Space which is located in the stairwell, but shall otherwise surrender the Give-Back Space in its current as-is condition (reasonable wear and tear excepted) with all of the furniture, fixtures and equipment owned by Tenant and described on Exhibit C attached hereto (collectively, the "Give-Back Space FF&E") left in the Give-Back Space in the same condition as it exists on the date hereof, reasonable wear and tear excepted. Effective as of the Give-Back Term Expiration Date, Tenant, for the purchase price of $1.00, shall gift the Give-Back Space FF&E to Landlord. Tenant represents and warrants to Landlord that Tenant is the sole owner of the Give-Back Space FF&E and that no other person or entity has any rights with respect thereto and that the Give-Back Space FF&E is not subject to any liens or security interests. Tenant further represents and warrants that Tenant shall gift the Give-Back Space FF&E to Landlord in as good condition as the condition of the Give-Back Space FF&E on the date of Tenant's execution of this Amendment, reasonable wear and tear excepted. Landlord and Tenant shall execute a Bill of Sale in the form attached hereto as Exhibit D (the "Bill of Sale"), pursuant to which Tenant shall gift the Give-Back Space FF&E to Landlord effective as of the Give-Back Term Expiration Date. For the avoidance of doubt, Tenant shall not be required to (i) remove any of the Wires, or complete any of the Wire Restoration Work (as defined in Section 5.15(b) of the Original Lease) with respect to the Give-Back Space, and (ii) remove the Expansion Space Work (as defined in Section 4(a) of the Third Amendment). In consideration for Landlord's acceptance of the foregoing modifications to the surrender conditions for the Give- Back Space, Tenant shall, on or prior to March 1, 2026, pay to Landlord the amount of Seven Hundred Sixty-One

Thousand Nine Hundred Sixty and No/100 Dollars ($761,960.00) (the "Surrender Payment"). Effective as of 11:59 p.m. on the Give-Back Term Expiration Date, Tenant's right to occupy the Give-Back Space shall terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended hereby, with respect to the Give-Back Space, except those obligations under the Lease, as amended hereby, which specifically survive the expiration or earlier termination of the Lease, as amended hereby, including, without limitation, the payment of all amounts owed by Tenant with respect to the Give-Back Space up to and including the Give-Back Term Expiration Date (including, without limitation, the Surrender Payment). Based upon the foregoing, effective as of March 1, 2026, (a) the Give-Back Space shall no longer be a part of the Existing Premises, and (b) the remaining portion of the Existing Premises (excluding the Give-Back Space) shall be deemed to contain 37,741 rentable square feet, consisting of the 5th Floor Premises and the 6th Floor Premises (collectively, the "Remaining Premises"), as depicted on Exhibit B attached hereto. In the event Tenant does not timely vacate the Give-Back Space in accordance with the terms hereof, then the terms and conditions of Section 5.15 of the Original Lease shall apply with respect thereto.

2. Condition of Remaining Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Remaining Premises pursuant to the Lease, and that Tenant shall continue to accept the Remaining Premises in its presently existing, "as is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Remaining Premises.

3. Surrender of Remaining Premises. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant hereby agree that the surrender obligations with respect to the Remaining Premises are hereby modified as follows:
(a) Tenant shall not be required to (i) remove any of the Wires or complete the Wire Restoration Work (as defined in Section 5.15(b) of the Original Lease), and (ii) remove the Connecting Stairwell and Light Well (each as defined in the First Amendment); (b) the first two sentences of Section 5.15(a) of the Original Lease are hereby deleted, and Tenant shall surrender possession of the Remaining Premises in broom clean but otherwise in its as-is condition as of the date hereof, reasonable wear and tear excepted; and (c) Tenant shall have no obligation to perform any removal or restoration related to any signage, including, without limitation, any Building Top Signage existing as of the date hereof. All other terms applicable to the surrender of the Remaining Premises set forth in the Lease, as hereby amended, shall remain in effect. In consideration for Landlord's acceptance of the foregoing modifications to the surrender conditions for the Remaining Premises, Tenant shall pay to Landlord on or prior to the expiration of the Term of the Lease, or the earlier termination of this Lease, whichever occurs first, the amount of Eight Hundred Ninety Thousand and No/100 Dollars ($890,000.00).

4. Extension of Term. With respect only to the Remaining Premises, the Lease Term is extended for an additional period (the "Extended Term") of twenty-four (24) full calendar months, commencing on March 1, 2026 and ending on February 29, 2028. During the Extended Term, all of the terms, covenants and conditions of the Lease shall be applicable, except as set forth herein.
5. Base Rent. During the period from the date of this Amendment through the Give-Back Term Expiration Date, Tenant shall continue to pay Base Rent for the Existing Premises in the amount set forth in the Lease. Effective as of March 1, 2026, and continuing through the Extended Term, Tenant shall pay Base Rent for the Remaining Premises in the amount set forth below.

Period    Monthly Base Rent 03/01/2026 – 02/28/2027        $141,528.75
03/01/2027 – 02/29/2028    $145,774.61

6. Basic Operating Costs and Property Taxes. During the period from the date of this Amendment through the Give-Back Term Expiration Date, Tenant shall continue to pay Tenant's Proportionate Share of Basic Operating Costs and Property Taxes for the Existing Premises pursuant to the Lease. During the period from March 1, 2026 and continuing through the Extended Term, Tenant shall continue to pay Tenant's Proportionate Share of Basic Operating Costs and Property Taxes for the Remaining Premises pursuant to the Lease, as hereby amended, except that effective as of March 1, 2026 (i) to reflect the reduction of the Existing Premises pursuant to Section 1 above, Tenant's Proportionate Share with respect to the Remaining Premises shall be 13.55% (which amount has been calculated by dividing the rentable square footage of the Remaining Premises by the rentable square feet of the Building (i.e., 278,596 rentable square feet)), and (ii) the Base Year shall be calendar year 2026.

7. Option to Extend. Effective as of the date hereof, Section 8.1 of the Original Lease is deleted in its entirety and of no further force or effect. The renewal option set forth in Exhibit C of the First Amendment shall continue to apply on the terms and conditions set forth therein and shall apply to the Remaining Premises except that (i) Tenant's option to extend shall only apply to the entire Remaining Premises, (ii) the "Renewal Term" shall be for one (1) additional period of five (5) years.

8. Building Top Signage. The parties hereby acknowledge that Tenant currently has two signs at the top of the Building, as depicted on Exhibit E attached hereto, which signs may remain through the expiration of the Extended Term (as it may be extended pursuant to Section 7 of this Amendment), in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything contained in the Lease to the contrary, effective as of March 1, 2026, (i) Section 13(b)(i)(3) of the First Amendment is hereby amended to state that Tenant shall have no further right to additional Building Top Signage during the Term, except as otherwise set forth below, (ii) Section 13(b)(ii) of the First Amendment is hereby deleted in its entirety, and (iii) Section 2 of the Second Amendment shall be deleted in its entirety and of no further force or effect. Starting on March 1, 2026 and continuing during the Extended Term, in the event that Landlord is planning to lease Building Top Signage on the Building to a tenant or potential tenant unaffiliated with Tenant, Landlord shall first send a notice to Tenant (which may be sent via e-mail), requesting whether Tenant would like to lease such Top Building Signage at the prevailing market rate (but in no event less than $5,000 per month per sign). Tenant shall have ten (10) days following the receipt of such notice to respond and if no response is received by Landlord, Tenant shall be deemed to have elected to not lease the additional Building Top Signage. In the event that Tenant elects to lease the additional Top Building Signage, Landlord and Tenant shall enter into an amendment to the Lease within fifteen (15) days following Tenant's exercise of the foregoing right to additional signage and shall start paying no later than the date which is thirty (30) days following Tenant's election, or as otherwise mutually agreed to in such amendment. In the event that Tenant has leased additional Building Top Signage pursuant to this Section 8, on or prior to the expiration of the Term of the Lease or the earlier termination of this Lease, whichever occurs first, Tenant shall remove all such additional Building Top Signage at Tenant's sole cost and expense.

9. Premises Signage. Effective as of March 1, 2026, Section 10 of the Third Amendment is hereby deleted in its entirety and of no further force or effect. Furthermore, Section 13(a) of the First Amendment is hereby amended to provide that starting as of March 1, 2026, Tenant shall have no further signage rights on the 4th floor of the Building.

10. Parking. During the Extended Term, Tenant shall have the right to use up to thirty-seven (37) unreserved parking spaces in the Parking Garage at the prevailing rates established by Landlord for the Building from time to time. In addition, Tenant shall have the right to purchase up to thirty-seven (37) discounted parking prepaid vouchers for each weekday at a rate of ten dollars ($10) per day per vehicle.

11. New Letter of Credit.

1.1New Letter of Credit. Landlord and Tenant hereby acknowledge that Landlord is currently holding a Letter of Credit in the amount of $1,500,000.00 (the "New Letter of Credit Amount"), as protection for the full and faithful performance by Tenant of all of its obligations under the Lease, as hereby amended, and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under the Lease, as hereby amended. On or prior to October 31, 2025, Tenant shall deliver to Landlord a new Letter of Credit, or an amendment to the existing Letter of Credit (such new letter of credit or amended existing letter of credit referred to herein as the "New Letter of Credit"), modifying the outside automatic extension date to February 29, 2028.

1.2Reduction in New Letter of Credit Amount. Notwithstanding the foregoing or anything contained in the Lease, as hereby amended to the contrary, the New Letter of Credit Amount shall not be subject to reduction except as expressly set forth herein. The New Letter of Credit Amount shall reduce on March 1, 2026 (the "Reduction Date"), by the amount of $605,500.00 (such that the New Letter of Credit following such reduction shall be in the amount of $894.500.00); provided, however, that if on or prior to the Reduction Date, a default by Tenant under the Lease, as amended, shall have occurred, then the New Letter of Credit amount shall not reduce on such date and shall not thereafter reduce. In no event shall any such reduction of the New Letter of Credit be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations under the Lease, as amended.

12. Right of First Offer. Effective as of the date hereof, the last sentence of Section 4 of the First Amendment and Exhibit D to the First Amendment are hereby is deleted in their entirety and of no further force or effect.

13. Landlord's Representatives. Effective as of the date hereof, the terms "Landlord's Representatives" and "Landlord Parties" as used in the Lease shall include Lakeside Group, LLC. Furthermore, Tenant shall include Lakeside Group, LLC as an additional insured to its insurance policies required under the Lease.

14. Landlord Notice Address. Notices required to be sent to Landlord under the Lease shall be sent to: 180 Grand, LLC, c/o Lakeside Group, LLC, 180 Grand Avenue, Suite 310, Oakland, California 94610, Attention: Asset Manager.

15. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Newmark, on behalf of Tenant, and Jones Lang LaSalle, on behalf of Landlord (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged

3

to be owing on account of any dealings with any real estate broker or agent (other than the Brokers) occurring by, through, or under the indemnifying party. The terms of this Section 14 shall survive the expiration or earlier termination of the Lease, as amended.

16. CAS(p) Disclosure. As required by Section 1938(a) of the California Civil Code, Landlord discloses to you that the Premises have not undergone inspection by a Certified Access Specialist ("CASp"). As required by Section 1938(e) of the California Civil Code, Landlord also states that: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." As permitted by the quoted language above, it is agreed that: (a) any CASp inspection requested by Tenant shall be requested by Tenant within ten (10) days after the date on which this Amendment has been executed by Landlord and Tenant, (b) the contract under which the inspection is to be performed shall not limit the CASp's liability if the CASp fails to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, Landlord shall be an intended third party beneficiary of such contract and the contract shall otherwise comply with the provisions of the Lease applicable to Tenant contracts for construction; (c) the CASp inspection shall be conducted (i) at Tenant's sole cost and expense, (ii) by a CASp approved in advance by Landlord, (iii) after normal business hours, (iv) in a manner reasonably satisfactory to Landlord, and (v) shall be addressed to, and, upon completion, promptly delivered to, Landlord and Tenant; (d) the information in the inspection shall not be disclosed by Tenant to anyone other than contractors, subcontractors, and consultants of Tenant who have a need to know the information therein and who agree in writing not to further disclose such information; and (e) notwithstanding anything to the contrary in the Lease, Tenant, shall, at its cost, make any repairs, improvements, and alterations, structural or non-structural, within the Premises to comply with all construction-related accessibility standards applicable to Tenant's use or occupancy of the Premises and Landlord shall make all such repairs, improvements and alterations outside of the Premises and the costs and charges for the same shall be paid by the Tenant. Landlord may elect to perform any portion of such work at Tenant's expense, which expense shall be estimated by Landlord and prepaid by Tenant within ten (10) days after Landlord's request. When the work is substantially completed, the estimated and actual costs and charges for such work shall be compared and Tenant shall receive a credit against future Base Rent for any overpayment and shall pay any underpayment to Landlord with the next installment of Base Rent due hereunder.

17. Ratification and Confirmation. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

18. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

19. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which counterparts, when taken together, shall be deemed to constitute one and the same instrument. In addition, the parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature.

[Signatures to appear on the following page]

4

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:    TENANT:

180 Grand, LLC.,    Marqeta, Inc.,
a Delaware limited liability company    a Delaware corporation

By: /s/ Isaac Abid    By: /s/ Michael Milotich
Name: Isaac Abid    Name: Michael Milotich
Its: Authorized Signatory    Title: CFO

EXHIBIT A

[***]

EXHIBIT B

[***]

EXHIBIT C

[***]

EXHIBIT D

[***]

EXHIBIT E

[***]